SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934






        Date of Report (Date of earliest event reported) April 29, 1996
                                                         --------------


                           CENTURY TECHNOLOGIES, INC.
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             (Exact name of registrant as specified in its charter)



   Colorado                           0-20236                 65-0395828
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(State or other jurisdiction     (Commission File            (IRS Employer
 or incorporation)                   Number)               Identification No.)



         201 North Robertson Boulevard, Beverly Hills, California 90211
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          (Address of principal executive offices, including zip code)



       Registrant's telephone number, including area code (310) 275-9063
                                                          --------------


                                       N/A
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          (Former name or former address, if changed since last report)







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ITEM 5.           OTHER EVENTS
                  ------------

         On April 29, 1996, the Company announced that it had settled that certain litigation styled FERATON ANSTALT V. CENTURY TECHNOLOGIES, INC. (Case No. 95-6216) which had been filed against the Company in the U.S. District Court, Southern District of Florida, in which the Plaintiff alleged that the Company owed the Plaintiff $1,000,000 together with interest on a Promissory Note that it had issued. In connection with that settlement, the Company issued 356,667 shares of its restricted Common Stock in exchange for the dismissal of the suit. The Company's press release dated April 29, 1996 was issued previously describing the settlement.

         The Company has also announced that it intends to rescind or cancel all agreements entered into by previous management of the Company and Krypton International, Video Licensing Group and Elvin Feltner, all of which parties are related. The transaction had included certain rights in a Spanish language film library and two lists of primarily public domain films and broadcast air rights. The Company has announced this action based on the failure to receive from any such parties documentation or substantiation concerning chain of title for any of the films involved. The rescissions and cancellations will result in the reduction in carrying value of approximately $6 million of the Company's assets while eliminating more than $1,800,000 in debt as well as 1,000,000 shares of the Company's preferred stock, thereby necessitating a restatement of the Company's financial statements. A description of the action undertaken by the Company was previously the subject of a press release issued April 29, 1996.


ITEM 7.           EXHIBITS
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                  (1)      Press Release dated April 29, 1996.



















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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                            CENTURY TECHNOLOGIES, INC.



                                             By: /s/ Peter Newgard
                                                 ---------------------------
                                                    Peter Newgard, President



DATED:  June 6, 1996
































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